Exhibit 99.1

Press Release

LINCOLN BANCORP
1121 East Main
Plainfield, Indiana 46168

FOR IMMEDIATE RELEASE

Tuesday, October 18, 2005

LINCOLN BANCORP ANNOUNCES THIRD QUARTER EARNINGS

Lincoln Bancorp (NASDAQ: LNCB) (the “Company”), the holding company of Lincoln Bank (the “Bank”), announced today that the Company incurred net income of $1,215,000 for the third quarter ended September 30, 2005, or $.24 for both basic and diluted earnings per share. This compared to net income for the same period in 2004 of $1,185,000, or $.26 for basic and $.25 diluted earnings per share.

Net income for the nine-month period ended September 30, 2005 was $555,000, or $.11 for both basic and diluted earnings per share. Net income for the comparable period in 2004 was $2,933,000, or $.70 for basic and $.68 for diluted earnings per share.

Assets totaled $841.1 million at September 30, 2005, an increase from December 31, 2004 of $32.1 million. The increase in assets occurred in net loans, up $25.1 million and investment securities available for sale, up $14.0 million. Key loan growth was experienced in consumer loans, up $29.2 million.

Total deposits were $589.0 million at September 30, 2005, an increase of $72.7 million from $516.3 million at December 31, 2004. Substantial growth from December 31, 2004 was experienced in noninterest bearing deposits, up $11.5 million, and certificates of deposit, up $71.2 million. There has been a shift in deposit mix as customers moved funds to high-rate money market deposits and shorter term certificates of deposit. The increase in noninterest bearing deposits was the result of our successful efforts to attract more commercial checking customers. Borrowed funds declined by $41.0 million from year end 2004 to $143.3 million at September 30, 2005, primarily as a result of the balance sheet restructuring during the second quarter of 2005 that involved the sale of low-yielding investments and the early retirement of high-cost Federal Home Loan Bank advances.

Net interest income for the third quarter of 2005 was $5,861,000 compared to $5,152,000 for the same period in 2004. Net interest margin was 3.09% for the three-month period ended September 30, 2005 compared to 3.02% for the same period in 2004. The average yield on earning assets increased 48 basis points in the third quarter of 2005 compared to the same period in 2004 and the average cost of interest-bearing liabilities increased 50 basis points for the same period. This decreased the interest rate spread from 2.73% at September 30, 2004 to 2.71% at September 30, 2005, or 2 basis points.

Net interest income year-to-date through September 30, 2005 was $17,077,000 compared to $13,085,000 for the same nine-month period in 2004, an increase of $3,992,000. This increase was primarily the result of the acquisition of First Shares Bancorp on August 2, 2004. Net interest margin improved from 2.91% for the nine months ended September 30, 2004 to 3.00% for the same period in 2005.

The Bank’s provision for loan losses for the third quarter of 2005 was $145,000 compared to $116,000 for the same period in 2004. Nonperforming loans to total loans at September 30, 2005 were .66% compared to .87% at December 31, 2004. Nonperforming assets to total assets were .49% at September 30, 2005 compared to .85% at December 31, 2004. The allowance for loan losses as a percent of loans was .96% at September 30, 2005 compared to .98% at December 31, 2004. During the quarter, the Bank incurred $1,624,000 in net charged-off loans. Of this amount, $1,550,000 was from recognition of a loss on a deteriorated credit reported in the second quarter of 2005. The provision for loan losses for the nine months ended September 30, 2005 was $2,074,000 compared to $539,000 for the same period in 2004.

Other income for the three months ended September 30, 2005 was $1,586,000 compared to $1,170,000 for the same quarter of 2004. The $416,000 increase in other income was primarily from the increase in service charges on deposit accounts, up $58,000; net realized gains on sale of available for sale securities, up $248,000; and equity in income and losses of limited partnerships, up $76,000. The majority of the service charge increase was the result of the acquisition of First Shares Bancorp and the implementation of the Bank’s courtesy overdraft program Lincoln Advantage during the second quarter of 2004. The increase in gain on sale of available for sale securities was the result of sale of equity securities held at the holding company. The increase of equity in income and losses of limited partnerships was due to better performance of the partnership.

Other income for the nine months ended September 30, 2005 was $3,885,000 compared to $2,642,000 for the same period during 2004, or an increase of $1,243,000. The most notable increases were in service charges on deposit accounts as noted in the quarterly results above, up $521,000; net realized gain on sale of loans, up $252,000; equity in income and losses of limited partnership, up $163,000; and point of sale income, up $122,000.

Other expenses were $5,493,000 for the three months ended September 30, 2005 compared to $4,641,000 for the same three months of 2004. Expenses increased for the third quarter of 2005 as a result of the August 2, 2004 acquisition of First Shares Bancorp. The third quarter of 2004 only reflects two months of First Shares expenses for the period. Other expenses for the nine months ended September 30, 2005 were $18,680,000 compared to $11,303,000. All categories of expenses reflect the growth of our business and from the acquisition of First Shares Bancorp. Also, during the second quarter of 2005 there were nonrecurring prepayment fees and adjustments of $1.6 million paid to the Federal Home Loan Bank of Indianapolis for the early extinguishment of certain high-cost advances totaling $33.9 million. Additionally, the Bank recognized contract costs relating to the retirement of the Company’s CEO and another senior officer totaling $248,000.

The book value of Lincoln Bancorp common stock was $18.61 per share at September 30, 2005 compared to $18.96 at December 31, 2004.

Lincoln Bancorp and Lincoln Bank are headquartered in Plainfield, Indiana with additional offices in Avon, Bargersville, Brownsburg, Crawfordsville, Frankfort, Franklin, Greenwood, Mooresville, Morgantown, Nashville and Trafalgar.

Statements contained in this press release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and involves a number of risks and uncertainties, some of which have been set forth in the Company's most recent annual report on Form 10-K, which disclosures are incorporated by reference herein. The fact that there are various risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

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For additional information, contact:

Jerry R. Engle, President / CEO
Lincoln Bancorp
317-839-6539

LINCOLN BANCORP
SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY
(Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

			September 30	December 31
			2005	2004
Balance Sheet Data:
Total assets			$841,084	$808,967
Loans, net (including loans held for sale)			601,081	576,004
Cash and cash equivalents			26,328	27,790
Investment securities available for sale			132,934	118,917
Investment securities held to maturity			-	1,695
Deposits			589,028	516,329
Borrowings			143,291	184,330
Stockholders’ equity			100,561	101,755

Book value per common share			$18.61	$18.96
Shares outstanding			5,402,453	5,366,563
Equity to assets			11.96%	12.58%
Non-performing assets to total assets			0.49%	0.85%
Non-performing loans to total loans			0.66%	0.87%
Allowance for loan losses to total loans			0.96%	0.98%

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
Operating Data:
Interest Income:
Loans	$9,615	$8,023	$27,699	$21,314
Investment securities	1,232	992	3,634	2,288
Deposits with financial institutions and federal funds sold	180	79	420	105
Dividends on FHLB stock	127	114	349	325
Total interest income	11,154	9,208	32,102	24,032

Interest Expense:
Deposits	3,703	1,965	9,388	4,792
Borrowings	1,590	2,091	5,637	6,155
Total interest expense	5,293	4,056	15,025	10,947
Net Interest Income	5,861	5,152	17,077	13,085
Provision for loan losses	145	116	2,074	539
Net Interest Income After Provision for Loan Losses	5,716	5,036	15,003	12,546
Other Income:
Service charges on deposit accounts	554	496	1,536	1,015
Net realized and unrealized gains on loans	194	181	571	319
Net realized gains (losses) on sale of available for sale securities	248	-	(44)	-
Equity in losses of limited partnership	43	(33)	64	(99)
Point of sale income	156	114	425	303
Loan servicing fees	99	96	308	261
Increase in cash value of life insurance	166	163	514	416
Other	126	153	511	427
Total other income	1,586	1,170	3,885	2,642
Other Expenses:
Salaries and employee benefits	2,568	2,398	8,102	5,894
Net occupancy expenses	499	310	1,434	778
Equipment expenses	324	291	1,106	699
Data processing expense	597	440	1,829	1,176
Professional fees	198	118	594	353
Mortgage servicing rights amortization	67	38	221	132
Advertising and business development	186	133	574	368
Core deposit intangible amortization	173	140	558	187
Prepayment fees on Federal Home Loan Bank advances	-	-	1,622	-
Other	881	773	2,640	1,716
Total other expenses	5,493	4,641	18,680	11,303
Income before income taxes	1,809	1,565	208	3,885
Income taxes	594	380	(347)	952
Net income	$1,215	$1,185	$555	$2,933

Basic earnings per share	$0.24	$0.26	$0.11	$0.70
Diluted earnings per share	$0.24	$0.25	$0.11	$0.68

Other Data:
Interest rate spread	2.71%	2.73%	2.67%	2.56%
Net interest margin	3.09%	3.02%	3.00%	2.91%
Return on average assets	0.59%	0.64%	0.09%	0.61%
Return on average equity	4.80%	5.03%	0.72%	4.59%